Chembio Diagnostics Appoints Alan Carus to its Board of Directors

MEDFORD, N.Y.--(BUSINESS WIRE)—April 19, 2005--Chembio Diagnostics, Inc. (OTCBB: CEMI) announced today that it has elected Alan Carus as an independent member of its Board of Directors. Mr. Carus is a co-founder of LARC Strategic Concepts LLC, a consulting firm dedicated to guiding emerging companies to next stage development. Prior to co-founding LARC Strategic Concepts LLC, Mr. Carus was Senior Vice President of Maritime Overseas Corporation and a senior executive of Overseas Shipholding Group, Inc. (OSG), one of the world’s largest ship-owners, from 1981 to 1998, when he retired. The Company also announced that Mark L. Baum resigned as a member of the Board of Directors. Mr. Baum’s resignation was not a result of any disagreement with the Company.

While at OSG, Mr. Carus was a member of the senior management committee and had senior responsibility relating to administration, accounting, tax, finance, budgets, long-range projections, and human resources. He was involved in numerous acquisitions, debt and equity offerings, complex transaction structuring, and was active in the management of OSG’s major investments in the cruise industry and other development stage companies. Mr. Carus is a former partner of the accounting firm Ernst & Young (including predecessor firms). He has a B.B.A. from the Baruch School of Business of the City College of New York.

“I am pleased that Alan has agreed to join our Board of Directors,” said Lawrence A. Siebert, Chembio Diagnostic’s President. “His business experience should help us as we continue to expand the customer base for our suite of rapid test products. I would also like to thank Mark for his service on the Board and his role in helping the Company further advance its business and capitalization.”

ABOUT CHEMBIO

Chembio Diagnostics, Inc. (Chembio) possesses expertise in the development and manufacturing of rapid test products for various indications, including HIV, Tuberculosis and BSE (a.k.a. Mad Cow Disease). References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc., the 100%-owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. Chembio's telephone number is 631-924-1135. Email can be directed to info@chembio.com. Additional information can be found at www.chembio.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and the demand for the Company's products. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC").

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Contact:
CEOcast, Inc. for Chembio Diagnostics
Ed Lewis, 212-732-4300, ext. 225